Exhibit 99.5

RISK FACTORS

These risk factors amend and restate in their entirety the risk factors filed under Part I – Item 1A – Risk Factors included in the Company’s annual report on Form 10-K for the period ended December 31, 2009, filed with the SEC on March 31, 2010. Each defined term used herein not otherwise defined has the meaning assigned in the annual report on Form 10-K for the period ended December 31, 2009. The Company and certain of its U.S. and Canadian subsidiaries filed on May 24, 2010 the Debtors’ First Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the “Chapter 11 Plan”) and amendments to the CCAA Plan of Reorganization and Compromise (the “CCAA Plan”, together with the Chapter 11 Plan, the “Plans of Reorganization”) with the respective Courts.

RISKS RELATING TO OUR CREDITOR PROTECTION PROCEEDINGS

AbitibiBowater Inc., and many of its direct and indirect subsidiaries, are currently subject to Creditor Protection Proceedings and additional subsidiaries could become subject to similar proceedings. Our business, operations and financial position are subject to the risks and uncertainties associated with such proceedings.

Actions and decisions of our creditors and other third parties with interest in our Creditor Protection Proceedings may be inconsistent with our plans. For the duration of the Creditor Protection Proceedings, our business, operations and financial position will be subject to the risks and uncertainties associated with such proceedings. These risks, without limitation and in addition to the risks otherwise noted in our periodic and current reports with the SEC, include:

Strategic risks, including risks associated with our ability to:

•	continue as a going concern;

•	stabilize the business to maximize the chances of preserving all or a portion of the enterprise;

•	develop a comprehensive restructuring plan in an effective and timely manner;

•	resolve ongoing issues with creditors and other third parties whose interests may differ from ours;

•	obtain Court approval with respect to motions in the Creditor Protection Proceedings filed from time to time;

•

as further described below under –Risks Related to the Plans of Reorganization, obtain creditor, Court and any other requisite third-party approvals for a comprehensive restructuring plan and successfully implement a comprehensive restructuring plan and Plans of Reorganization; and

•	obtain Court approval for asset sales, as required.

Financial risks, including risks associated with our ability to:

•	generate cash from operations and maintain adequate cash-on-hand;

•	operate within the restrictions and limitations of our current debtor in possession financing arrangements and the amended accounts receivable securitization program;

•	renew or extend our current debtor in possession financing arrangements and/or accounts receivable securitization program, as the case may be, if the need to do so should arise;

•

continue to maintain currently approved intercompany lending and transfer pricing arrangements and ongoing deployment of cash resources throughout the Company in connection with ordinary course intercompany trade obligations and requirements;

•	continue to maintain our cash management arrangements and obtain any further approvals from the Monitor, the Courts or other third parties, as necessary to continue such arrangements;

•	raise capital to satisfy claims, including our ability to sell assets to satisfy claims against us;

•

obtain alternative or replacement financing to replace our debtor in possession financing and restructure our substantial indebtedness and other obligations in a manner that allows us to obtain confirmation of the Plans of Reorganization by the Courts in order to successfully exit our Creditor Protection Proceedings; and

•	realize full or fair value for any assets or business we may divest as part of a comprehensive restructuring plan.

Operational risks, including risks associated with our ability to:

•	attract and retain customers despite the uncertainty caused by the Creditor Protection Proceedings;

•	avoid reduction in, or delay or suspension of, customer orders as a result of the uncertainty caused by the Creditor Protection Proceedings;

•	maintain market share as our competitors move to capitalize on customer concerns;

•	operate our business effectively in consultation with the Creditors’ Committee and the Monitor;

•

actively and adequately communicate on and respond to events, media and rumors associated with the Creditor Protection Proceedings that could adversely affect our relationships with customers, suppliers, partners and employees;

•	retain and incentivize key employees, attract new employees and avoid labor disputes;

•	retain, or if necessary, replace major suppliers on acceptable terms;

•	avoid disruptions in our supply chain as a result of uncertainties related to our Creditor Protection Proceedings; and

•	maintain current relationships with customers, vendors and trade creditors.

Procedural risks, including risks associated with our ability to:

•

obtain Court orders or approvals with respect to motions we file from time to time, including motions seeking extensions of the applicable stays of actions and proceedings against us, or obtain timely approval of transactions outside the ordinary course of business, or other events that may require a timely reaction by us or present opportunities for us;

•	resolve the claims made against us in such proceedings for amounts not exceeding our recorded liabilities subject to compromise;

•

prevent third parties from obtaining Court orders or approvals that are contrary to our interests, such as the termination or shortening of the exclusivity period in the Chapter 11 Cases during which we can propose and seek confirmation of a comprehensive restructuring plan or the conversion of our Chapter 11 Cases to Chapter 7 liquidation cases; and

•	reject, repudiate or terminate adverse contracts.

These risks and uncertainties could affect our business and operations in various ways. For example, negative events or publicity associated with our Creditor Protection Proceedings could adversely affect our sales and relationships with our customers, as well as with vendors and employees, which in turn could adversely affect our operations and financial condition, particularly if the Creditor Protection Proceedings are protracted. Also, transactions outside the ordinary course of business are subject to the prior approval of the Courts, which may limit our ability to respond timely to certain events or take advantage of certain opportunities.

The Creditor Protection Proceedings raise substantial doubt about our ability to continue as a going concern.

The Creditor Protection Proceedings raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on market conditions and our ability to successfully develop and implement a comprehensive restructuring plan, improve profitability, obtain alternative financing to replace our debtor in possession financing arrangements, renew or extend our current debtor in possession financing arrangements and/or accounts receivable securitization program, as the case may be, if the need to do so should arise, and restructure our obligations in a manner that allows us to obtain confirmation of the Plans of

Reorganization by the Courts. However, it is not possible to predict whether the actions taken in our restructuring will result in improvements to our financial condition sufficient to allow us to continue as a going concern. Even assuming a successful emergence from the Creditor Protection Proceedings, there can be no assurance as to the long-term viability of all or any part of the enterprise. In addition, a long period of operating under the Creditor Protection Proceedings may exacerbate the potential harm to our business and further restrict our ability to pursue certain business strategies or require us to take actions that we otherwise would not. These challenges are in addition to business, operational and competitive challenges that we would normally face even absent the Creditor Protection Proceedings.

The terms of our current financing arrangements severely limit our ability to plan for or respond to changes in our business.

We are subject to a number of significant restrictions under our debtor in possession financing arrangements and the accounts receivable securitization program. These restrictions limit our ability to:

•	incur additional debt;

•	incur liens or make negative pledges on our assets;

•	merge, consolidate or sell our assets;

•	pay dividends or repurchase or redeem capital stock;

•	make investments and acquisitions;

•	enter into certain transactions with shareholders and affiliates;

•	make capital expenditures;

•	materially change our business;

•	amend our debt and other material agreements; or

•	make investments in unrestricted subsidiaries.

Our failure to comply with these covenants could result in our being required to repay these borrowings before their due date. If we are unable to make these repayments or otherwise refinance these borrowings, our lenders could foreclose on our assets and could force us into a liquidation.

The Plans of Reorganization provide that our outstanding common stock and the exchangeable shares of AbitibiBowater Canada Inc. will be canceled for no consideration, but they may continue to trade on the over-the-counter market until cancellation.

The Plans of Reorganization provide that all common and preferred stock of the Debtors, including the common stock of the Company and the exchangeable shares of AbitibiBowater Canada Inc., will be canceled for no consideration. Appropriate caution should be exercised with respect to existing and future investments in any of our liabilities and/or securities, as their value is highly speculative and the Plans of Reorganization provide that our currently outstanding common stock and exchangeable shares will not receive any distribution.

Our common stock is currently traded in the over-the-counter market and is quoted on the Pink Sheets and on the OTC Bulletin Board under the symbol “ABWTQ.” We can provide no assurance that the common stock will continue being quoted on the Pink Sheets until the effective date of the Plans of Reorganization. In addition, securities that trade over-the-counter are not eligible for margin loans and make our common stock subject to the provisions of Rule 15g-9 under the Securities Exchange Act of 1934, as amended, commonly referred to as the “penny stock rule.”

Over-the-counter transactions involve risks in addition to those associated with transactions on a stock exchange. Many over-the-counter stocks trade less frequently and in smaller volumes than stocks listed on an exchange.

Accordingly, over-the-counter-traded shares are less liquid and are likely to be more volatile than exchange-traded stocks. The price of our common stock is currently electronically displayed in the U.S. on the Pink Sheets, which is a quotation medium that publishes market maker quotes for over-the-counter securities. It is not a stock exchange or listing service and is not owned, operated or regulated by any exchange. Investors are advised that we have not taken any steps to have our securities quoted on the Pink Sheets; there is no relationship, contractual or otherwise, between an issuer whose securities are quoted on the Pink Sheets and Pink Sheets LLC, which operates that market; and Pink Sheets LLC exercises no regulatory oversight over us. Our status on the Pink Sheets is dependent on market makers’ willingness to continue to provide the service of accepting trades of our common stock.

During the pendency of the Creditor Protection Proceedings, our financial results may be volatile and may not reflect historical trends.

During the pendency of the Creditor Protection Proceedings, we expect our financial results to continue to be volatile as asset impairments, asset dispositions, restructuring activities (including mill and paper machine closures and idlings), contract terminations, repudiations and rejections and claims assessments may significantly impact our Consolidated Financial Statements. As a result, our historical financial performance is likely not indicative of our financial performance following the dates we initiated the Creditor Protection Proceedings. Further, we may sell or otherwise dispose of assets or businesses and liquidate or settle liabilities, with Court approval, for amounts other than those reflected in our historical financial statements. Any such sale or disposition and the Plans of Reorganization could materially change the amounts and classifications reported in our Consolidated Financial Statements, which do not give effect to any adjustments to the carrying value of assets or amounts of liabilities that might be necessary as a consequence of a comprehensive restructuring plan.

Our liquidity position imposes significant risks to our operations.

Because of the public disclosure of our liquidity issues, and despite the liquidity provided by our debtor in possession financing arrangements and the accounts receivable securitization program, our ability to maintain credit terms with our suppliers may become impaired. We may be required to pay cash in advance to additional vendors and may experience restrictions on the availability of trade credit, which would further reduce our liquidity. If liquidity problems persist, our suppliers could refuse to provide key products and services in the future. In addition, due to public perception of our financial condition and results of operations, in particular with regard to our potential failure to meet our debt obligations, some customers could become reluctant to enter into long-term agreements with us.

The outstanding principal amount of loans under the Bowater DIP Agreement, plus accrued and unpaid interest, is due on July 21, 2010, but is subject to an earlier maturity date under certain circumstances. The maturity date can be extended by three months if, as of July 21, 2010, we are using best efforts to pursue confirmation of the Plans of Reorganization by the Courts. The Abitibi and Donohue accounts receivable securitization program expires on June 16, 2010, but may be terminated earlier with the occurrence of certain events of termination or the substantial consummation of a plan or plans of reorganization or a plan of compromise or arrangement confirmed by order of the Courts. We have the option to extend the termination date of the accounts receivable securitization program: (i) from June 16, 2010 to September 16, 2010 if we have filed a plan or plans of reorganization with the Courts that provide for the full repayment thereof in cash upon consummation and we have met certain other conditions and (ii) from September 16, 2010 to December 16, 2010 if we have not withdrawn the plan or plans of reorganization, and those plans have not been denied by either Court before September 16, 2010 and we have met certain other conditions. We negotiated a proposed amendment to the securitization program that would reduce the aggregate commitment, the unused commitment fees and the interest rate and also extend the maturity date. The amendment is subject to Court approval and has not been executed. The ULC DIP Facility will terminate on December 31, 2010, but is subject to earlier termination under certain circumstances.

There can be no assurance that cash generated from operations together with amounts available under these agreements will be sufficient to fund operations. In the event that cash flows and amounts available under these agreements are not sufficient to meet our liquidity requirements or if we are unable to meet the conditions to extend the financing arrangements if and when needed, we may be required to seek additional financing. There can be no assurance that such additional financing would be available or, if available, offered on acceptable terms. Failure to secure any necessary additional financing could have a material adverse impact on our operations.

RISKS RELATING TO THE PLANS OF REORGANIZATION

Consummation of the Plans of Reorganization is subject to creditor acceptance and approval by the Courts.

We have operated our business and managed our assets under the supervision of the Courts since the date of petition. Before the Plans of Reorganization can be consummated, the Chapter 11 Plan of Reorganization must be accepted by at least two-thirds in dollar amount and a majority in number of the claims of classes (with certain exceptions) entitled to vote to accept or reject the Chapter 11 Plan. The Chapter 11 Plan effective date is also subject to, among other things, the Canadian Court’s sanction of the CCAA Plan. Similarly, the CCAA Plan must be approved by the applicable majorities of creditors and sanctioned, after notice and a hearing on any objection, by the Canadian Court in form and substance satisfactory to the entities subject to the CCAA Proceedings. The consummation of the CCAA Plan is also subject to the U.S. Court’s confirmation of the Chapter 11 Plan. There can be no assurance that the Plans of Reorganization will be approved by the impaired or affected creditors, and that even if approved, the Courts will confirm the Plans of Reorganization. The failure to meet any of these conditions will delay the consummation of the Plans of Reorganization.

In the event that any class of claims entitled to vote fails to accept the Chapter 11 Plan in accordance with sections 1126(c) and 1129(a)(8) of the Bankruptcy Code, we reserve the right to request that the U.S. Court confirm the Chapter 11 Plan in accordance with section 1129(b) of the Bankruptcy Code and/or modify the plan in accordance with its terms. While we believe that the Chapter 11 Plan satisfies the requirements for non-consensual confirmation under section 1129(b) of the Bankruptcy Code because it does not “discriminate unfairly” and is “fair and equitable” with respect to the classes that reject or are deemed to reject the plan, there can be no assurance that the U.S. Court will reach the same conclusion. In addition, there can be no assurance that any challenge to the requirements for non-consensual confirmation will not delay our emergence from Chapter 11 or prevent confirmation of the Chapter 11 Plan.

Occurrence of the effective date of the Plans of Reorganization is subject to a number of significant conditions.

Although we believe that the effective date of the Plans of Reorganization may occur soon after issuance of the Court approval orders, there can be no assurance as to such timing. The occurrence of the effective date is subject to certain conditions precedent as described in the Plans of Reorganization, including, among others, those relating to the exit financing facilities and the backstop commitment agreement we entered into on May 24, 2010 in connection with a proposed future rights offering, the receipt or filing of all applicable approvals or applications with applicable government entities, certain agreements with unions having been executed and ratified and regulations for funding relief in respect of certain of the Company’s pension plans in Ontario and Québec shall have been adopted to our satisfaction. Failure to meet any of these conditions could result in the Plans of Reorganization not being consummated or the approval orders being vacated.

If the Plans of Reorganization are not consummated, any settlement or compromise embodied therein (including the fixing or limiting to an amount certain any claim or class of claims), the assumption or rejection of executory contracts or leases affected thereby, and any document or agreement executed pursuant to the Plans of Reorganization, will be null and void.

If any of the conditions to consummate the Plans of Reorganization are not satisfied, or alternative plans are not approved, we may be forced to liquidate.

If any of the conditions above, including confirmation of the Plans of Reorganization by the applicable Court, sanction by the Canadian Court, and the satisfaction of conditions to the effective date are not satisfied and the Plans of Reorganization are not consummated, or alternative plans are not approved, there can be no assurance that the Creditor Protection Proceedings will continue, or that alternative plans of reorganization, if any, would be approved on comparable terms for holders of claims. The most likely alternative to a continuation of the Creditor Protection Proceedings is a liquidation. In the event of our liquidation, there is a substantial risk that there would be little recovery for holders of unsecured claims.

The actual allowed claims may differ from the estimated claims and adversely affect the percentage recovery of claims.

Our estimated claims set forth in the disclosure documents related to the Plans of Reorganization are based on various assumptions, and the actual allowed amounts of claims may significantly differ from the estimates.

Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual allowed amounts of claims may vary from the estimated claims contained in the disclosure documents and such differences may materially and adversely affect, among other things: the percentage recoveries to holders of allowed claims under the Plans of Reorganization; our ability to consummate the Plans of Reorganization; our ability to realize the financial projections included in the Plans of Reorganization and our need to raise additional debt or equity financing.

Undue delay may significantly disrupt our operations.

Although the Plans of Reorganization are designed to minimize the length of the Creditor Protection Proceedings, it is not possible to predict the amount of time we may spend in such proceedings or to provide any assurance as to whether or not the Plans of Reorganization will be confirmed or sanctioned, as further described above. The continuation of the Creditor Protection Proceedings, particularly if one of the Plans of Reorganization is not approved or confirmed in the time frame currently contemplated, could materially and adversely affect our operations and relationships with our customers, vendors, service providers, employees, regulators and partners. Also, transactions outside the ordinary course of business are subject to the prior approval of the U.S. Court and/or the Canadian Court, which may limit our ability to respond timely to certain events or take advantage of certain opportunities. In addition, if confirmation and consummation of the Plans of Reorganization do not occur expeditiously, the Creditor Protection Proceedings could result in, among other things, increased costs, professional fees, and similar expenses, and may also make it more difficult to retain and attract management and other key personnel, and would require senior management to continue to spend a significant amount of time and effort dealing with our financial reorganization instead of focusing on the operation of our business.

We may not achieve the financial performance projected under the Plans of Reorganization.

The financial projections in the Plans of Reorganization are projections of future performance of our operations on a consolidated basis through fiscal year 2014, after giving effect to the Plans of Reorganization and do not purport to represent what our actual financial position will be upon emergence from the Creditor Protection Proceedings or represent what the fair value of our assets and liabilities will be at the effective date. These financial projections are based on numerous estimates of values and assumptions including the timing, confirmation and consummation of the Plans of Reorganization in accordance with their terms, the anticipated future performance of the Company, industry performance, general business and economic conditions and other matters, many of which are beyond our control and some or all of which may not materialize. These estimates and assumptions are based on management’s judgment based on facts available and determinations made at the time the financial projections were prepared, and may turn out to have been incorrect over time, which could have a material effect on our ability to meet the financial projections. It is also not possible to predict with certainty that the actions taken in connection with the Creditor Protection Proceedings based on the estimates and assumptions will result in an improved financial and operating condition that ensures the long-term viability of the Company.

In addition, unanticipated events and circumstances occurring after the date the Plans of Reorganization were filed may affect the actual financial results of our operations. Except as otherwise specifically and expressly stated therein, the disclosure documents do not reflect any events that may occur subsequent to its date that may have a material impact on the information contained in the disclosure statement. We do not intend to update the financial projections after the date of finalization; thus, the financial projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the financial projections.

Certain liabilities will not be fully extinguished as a result of the confirmation of the Plans of Reorganization by the Courts.

While a significant amount of our existing liabilities will be discharged upon emergence from the Creditor Protection Proceedings, a number of obligations may remain in effect following the effective date of the Plans of Reorganization. Various agreements and liabilities are expected to remain in place, such as certain employee benefit and pension obligations, potential environmental liabilities related to sites in operation or formerly operated by the Company and other contracts that, even if modified during the Creditor Protection Proceedings, will still subject us to substantial obligations and liabilities.

RISKS RELATING TO OUR FINANCIAL CONDITION

We will require significant financing in order to emerge from the Creditor Protection Proceedings.

Our entry into certain exit financing facilities is a condition to consummation of the Plans of Reorganization. There can be no assurance at this time that this financing will be available, or, if available, that it will have terms that are favorable to us, in which case our emergence from the Creditor Protection Proceedings could be delayed indefinitely or we may be forced to accept unfavorable terms that could affect our ability to succeed in the future. As described above, such a delay could have important consequences for creditor recoveries and our ability to meet the financial projections in the Plans of Reorganization.

We cannot provide any assurance that we will be able to obtain financing in the future if and when required, or that we will be able to obtain financing on favorable terms. Our profitability and ability to generate cash flow will likely depend upon our ability to successfully implement our business strategy and meet or exceed the results forecasted in the financial projections, but we cannot ensure that we will be able to accomplish these results if we do not have the appropriate financing to do so.

We expect that our future sources of financing, including any exit financing, will include covenants and other provisions that will restrict our ability to engage in certain financing transactions and operating activities.

Our degree of leverage upon emergence may limit our financial and operating activities.

Our substantial indebtedness upon emergence from the Creditor Protection Proceedings could adversely affect our financial health and limit our operations. Our historical capital requirements have been considerable and our future capital requirements could vary significantly and may be affected by general economic conditions, industry trends, performance, and many other factors that are not within our control. Our substantial level of indebtedness has, in the past, had important consequences, including: limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy, or other purposes; limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service the debt; increasing our vulnerability to general adverse economic and industry conditions; limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation; limiting our ability or increasing the costs to refinance indebtedness; and limiting our ability to enter into marketing, hedging, optimization, and trading transactions by reducing the number of counterparties with whom we can transact as well as the volume of those transactions. These consequences, and others, could similarly impact our business and operations after the effective date of the Plans of Reorganization.

Our financial results may be volatile and may not reflect historical trends.

Following the emergence from the Creditor Protection Proceedings, we expect that our financial results may continue to be volatile as asset impairments, asset dispositions and restructuring activities (including mill and paper machines closures and idlings), as well as continuing global economic uncertainty, may significantly impact the financial projections in the Plans of Reorganization. As a result, our historical financial performance is likely not indicative of our financial performance post-emergence. In addition, upon emergence, the amounts reported in our subsequent financial statements may be materially different relative to our historical financial statements, including as a result of the implementation of our operating plans pursuant to the Plans of Reorganization.

We expect to be required to adopt fresh start accounting.

As part of our emergence from the Creditor Protection Proceedings, we expect to be required to adopt fresh start accounting. Accordingly, our assets and liabilities will be recorded at fair value as of the fresh start reporting date. The fair value of our assets and liabilities may differ materially from the recorded values of assets and liabilities in the financial projections in the Plans of Reorganization. Our financial results after the application of fresh start accounting may also be different from historical trends.

RISKS RELATING TO OUR BUSINESS

Developments in alternative media could continue to adversely affect the demand for our products, especially in North America, and our responses to these developments may not be successful.

Trends in advertising, electronic data transmission and storage and the Internet could have further adverse effects on traditional print media, including our products and those of our customers, but neither the timing nor the extent of those trends can be predicted with certainty. Our newspaper, magazine and catalog publishing customers may increasingly use, and compete with businesses that use, other forms of media and advertising and electronic data transmission and storage, including television and the Internet, instead of newsprint, coated papers, uncoated specialty papers or other products made by us. The demand for certain of our products weakened significantly over the last several years. For example, industry statistics indicate that North American newsprint demand has been in decline for several years and has experienced annual declines of 5.6% in 2005, 6.1% in 2006, 10.3% in 2007, 11.2% in 2008 and 25.3% in 2009. Third-party forecasters indicate that these declines in newsprint demand could continue in 2010 or beyond due to conservation measures taken by publishers, reduced North American newspaper circulation, less space devoted to advertising and substitution to other uncoated mechanical grades.

One of our responses to the declining demand for our products has been to curtail our production capacity. It may become necessary to curtail even more production or permanently shut down even more machines or facilities. Such further curtailments and shutdowns would become increasingly likely as North American newsprint demand continues to decline or if market conditions otherwise worsen. Curtailments or shutdowns could result in goodwill or asset impairments and additional costs at the affected facilities, and could negatively impact our cash flows and materially affect our results of operations and financial condition.

Bankruptcy of a significant customer could have a material adverse effect on our liquidity, financial position and results of operations.

Trends discussed in the immediately preceding risk factor continue to impact the operations of our newsprint customers. If a customer is forced into bankruptcy as a result of these trends, any receivables related to that customer prior to the date of filing of such customer may not be realized. In addition, such a customer may choose to reject its contracts with us, which could result in a larger claim arising prior to the date of filing of such customer.

Currency fluctuations may adversely affect our results of operations and financial condition, and changes in foreign currency exchange rates can affect our competitive position, selling prices and manufacturing costs.

We compete with North American, European and Asian producers in most of our product lines. Our products are sold and denominated in U.S. dollars, Canadian dollars and selected foreign currencies. A substantial portion of our manufacturing costs are denominated in Canadian dollars. In addition to the impact of product supply and demand, changes in the relative strength or weakness of such currencies, particularly the U.S. dollar, may also affect international trade flows of these products. A stronger U.S. dollar may attract imports into North America from foreign producers, increase supply and have a downward effect on prices, while a weaker U.S. dollar may encourage U.S. exports and increase manufacturing costs that are in Canadian dollars or other foreign currencies. Variations in the exchange rates between the U.S. dollar and other currencies, particularly the Euro and the currencies of Canada, Sweden and certain Asian countries, will significantly affect our competitive position compared to many of our competitors.

We are particularly sensitive to changes in the value of the Canadian dollar versus the U.S. dollar. The impact of these changes depends primarily on our production and sales volume, the proportion of our production and sales that occur in Canada, the proportion of our financial assets and liabilities denominated in Canadian dollars, our hedging levels and the magnitude, direction and duration of changes in the exchange rate. We expect exchange rate fluctuations to continue to impact costs and revenues; however, we cannot predict the magnitude or direction of this effect for any quarter, and there can be no assurance of any future effects. During the last two years, the relative value of the Canadian dollar ranged from US$1.02 in March 2008 to US$0.77 in October 2008 and back to US$0.95 as of December 31, 2009. Based on exchange rates and operating conditions projected for 2010, and prior to the impact of our Plans of Reorganization, we project that a one-cent increase in the Canadian-U.S. dollar exchange rate would decrease our pre-tax income (loss) for 2010 by approximately $22 million.

If the Canadian dollar continues to remain strong versus the U.S. dollar, it could influence the foreign exchange rate assumptions that are used in our evaluation of long-lived assets for impairment and, consequently, result in asset impairment charges.

We may not be successful in our strategy of increasing our share of coated and specialty papers and competing in growth markets with higher returns.

One of the components of our long-term strategy is to improve our portfolio of businesses by focusing on coated and specialty papers and competing more aggressively in growth markets with higher returns. There are risks associated with the implementation of this strategy, which is complicated and involves a substantial number of mills, machines and personnel. To the extent we are unsuccessful in achieving this strategy, our results of operations may be adversely affected.

We face intense competition in the forest products industry and the failure to compete effectively would have a material adverse effect on our business, financial condition or results of operations.

We compete with numerous forest products companies, many of which have greater financial resources than we do. There has been a continued trend toward consolidation in the forest products industry, leading to new global producers. These global producers are typically large, well-capitalized companies that may have greater flexibility in pricing and financial resources for marketing, investment and expansion than we do. The markets for our products are all highly competitive. Actions by competitors can affect our ability to sell our products and can affect the volatility of the prices at which our products are sold. While the principal basis for competition is price, we also compete on the basis of customer service, quality and product type. There has also been an increasing trend toward consolidation among our customers. With fewer customers in the market for our products, our negotiation position with these customers could be weakened. In addition, the Creditor Protection Proceedings may be used by our competitors in an attempt to divert our existing customers or may discourage future customers from purchasing our products under long-term agreements.

In addition, our industry is capital intensive, which leads to high fixed costs. Some of our competitors may be lower-cost producers in some of the businesses in which we operate. Global newsprint capacity, particularly Chinese and European newsprint capacity, has been increasing, which is expected to result in lower prices, volumes or both for our exported products. We believe that new hardwood pulp capacity at South American pulp mills has unit costs that are significantly below those of our hardwood kraft pulp mills. Other actions by competitors, such as reducing costs or adding low-cost capacity, may adversely affect our competitive position in the products we manufacture and consequently, our sales, operating income and cash flows. We may not be able to compete effectively and achieve adequate levels of sales and product margins. Failure to compete effectively would have a material adverse effect on our business, financial condition or results of operations.

The forest products industry is highly cyclical. Fluctuations in the prices of, and the demand for, our products could result in small or negative profit margins, lower sales volumes and curtailment or closure of operations.

The forest products industry is highly cyclical. Historically, economic and market shifts, fluctuations in capacity and changes in foreign currency exchange rates have created cyclical changes in prices, sales volume and margins for our products. Most of our paper and wood products are commodities that are widely available from other producers and even our coated and specialty papers are susceptible to these fluctuations. Because our commodity products have few distinguishing qualities from producer to producer, competition for these products is based primarily on price, which is determined by supply relative to demand. The overall levels of demand for the products we manufacture and distribute and consequently, our sales and profitability, reflect fluctuations in levels of end-user demand, which depend in part on general economic conditions in North America and worldwide. In 2008 and 2009, we experienced lower demand and decreased pricing for its wood products due to a weaker U.S. housing market. As a result, during 2008, we announced the curtailment of annualized capacity of approximately 1.3 billion board feet of lumber in the provinces of Quebec and British Columbia and during 2009, we continued our wood products’ operating rate at extremely low levels. We are not expecting any significant improvements in the U.S. housing market in 2010, but transaction prices have shown some improvement in early 2010. As such, we are continuing to conduct an in-depth review of our wood products business with the objective of selling non-core assets, consolidating facilities and curtailing or closing non-contributing operations. Curtailments or shutdowns could result in asset impairments at the affected facilities and could materially affect our results of operations or financial condition.

Our manufacturing businesses may have difficulty obtaining wood fiber at favorable prices, or at all.

Wood fiber is the principal raw material we use in our business. We use both virgin fiber (wood chips and logs) and recycled fiber (old newspapers and magazines) as fiber sources for our paper mills. The primary source for wood fiber is timber. Environmental litigation and regulatory developments have caused, and may cause in the future, significant reductions in the amount of timber available for commercial harvest in Canada and the United States. In addition, future domestic or foreign legislation, litigation advanced by Aboriginal groups and litigation concerning the use of timberlands, the protection of endangered species, the promotion of forest biodiversity and the response to and prevention of catastrophic wildfires could also affect timber supplies. Availability of harvested timber may further be limited by factors such as fire and fire prevention, insect infestation, disease, ice storms, wind storms, drought, flooding and other natural and man-made causes, thereby reducing supply and increasing prices. As is typical in the industry, we do not maintain insurance for any loss to our outstanding timber from natural disasters or other causes.

Wood fiber is a commodity and prices historically have been cyclical, are subject to market influences and may increase in particular regions due to market shifts. Pricing of recycled fiber is also subject to market influences and has experienced significant fluctuations. During the last two years, the prices of old newspapers have ranged from a high of $195 average per ton during the third quarter of 2008 to a low of $76 average per ton during the first quarter of 2009 and averaged $131 per ton during the fourth quarter of 2009. There can be no assurance that prices of recycled fiber will remain at their current level. Any sustained increase in fiber prices would increase its operating costs and we may be unable to increase prices for our products in response.

Although we believe that the balance of fiber supply between our internal sources and the open market is adequate to support our current wood products and paper and pulp production requirements, there can be no assurance that access to fiber will continue at the same levels achieved in the past. The cost of softwood fiber and the availability of wood chips may be affected. If our cutting rights pursuant to the forest licenses or forest management agreements are reduced or if any third-party supplier of wood fiber stops selling or is unable to sell wood fiber to us, our financial condition or operating results could suffer.

An increase in the cost of our purchased energy, chemicals and other raw materials would lead to higher manufacturing costs, thereby reducing our margins.

Our operations consume substantial amounts of energy, such as electricity, natural gas, fuel oil, coal and wood waste. We buy energy and raw materials, including chemicals, wood, recovered paper and other raw materials, primarily on the open market.

The prices for raw materials and energy are volatile and may change rapidly, directly affecting our results of operations. The availability of raw materials and energy may also be disrupted by many factors outside our control, adversely affecting our operations. Energy prices, particularly for electricity, natural gas and fuel oil, have been volatile in recent years and prices every year since 2005 have exceeded long-term historical averages. As a result, fluctuations in energy prices will impact our manufacturing costs and contribute to earnings volatility.

We are a major user of renewable natural resources such as water and wood. Accordingly, significant changes in climate and forest diseases or infestation could affect our financial condition or results of operations. The volume and value of timber that we can harvest or purchase may be limited by factors such as fire and fire prevention, insect infestation, disease, ice storms, wind storms, drought, flooding and other natural and man-made causes, thereby reducing supply and increasing prices. As is typical in the industry, we do not maintain insurance for any loss to our standing timber from natural disasters or other causes. Also, we can provide no assurance that we will be able to maintain our rights to utilize water or to renew them at conditions comparable to those currently in effect.

For our commodity products, the relationship between industry supply and demand for these products, rather than changes in the cost of raw materials, will determine our ability to increase prices. Consequently, we may be unable to pass along increases in our operating costs to our customers. Any sustained increase in energy, chemical or raw material prices without any corresponding increase in product pricing would reduce our operating margins and potentially require us to limit or cease operations of one or more of our machines.

We could experience disruptions in operations or increased labor costs due to labor disputes.

A significant number of our collective bargaining agreements with respect to our paper operations in Eastern Canada expired at the end of April 2009, as have those for the Calhoun, Tennessee and the Catawba, South Carolina facilities. We recently reached an agreement in principle with representatives of both the Communication, Energy and Paperworkers Union of Canada (the “CEP”) and the Confédération des syndicats nationaux (the “CSN”), subject to the resolution of multi-party pension deficit discussions that are continuing between the CCAA filers and various governments and unions in Canada. The members of the CEP and the CSN have ratified that agreement (except for one local that has yet to hold its vote). The final resolution of the foregoing matters is a condition to the consummation of the Creditor Protection Proceedings.

On April 29, 2010, a coalition of U.S. labor unions led by the United Steelworkers International ratified a new master bargaining agreement covering mills in Calhoun, Catawba, Coosa Pines and Augusta. The employees at the Mokpo facility have complied with all conditions necessary to strike, but the possibility of a strike or lockout of those employees is not clear; we served the six-month notice necessary to terminate the collective bargaining agreement related to the Mokpo facility on June 19, 2009.

While negotiations with unions have in the past resulted in collective bargaining agreements, as is the case with any negotiation, we may not be able to reach satisfactory agreements, which could result in strikes or work stoppages by affected employees. Renewals could also result in higher wage or benefit costs. We could therefore experience a disruption of our operations or higher ongoing labor costs, which could affect our business, financial condition or results of operations.

Our operations require substantial capital and we may not have adequate capital resources to provide for all of our capital requirements.

Our businesses are capital intensive and require that we regularly incur capital expenditures in order to maintain our equipment, increase our operating efficiency and comply with environmental laws. In addition, significant amounts of capital may be required to modify our equipment to produce alternative grades with better demand characteristics or to make significant improvements in the characteristics of our current products. If our available cash resources and cash generated from operations are not sufficient to fund our operating needs and capital expenditures, we would have to obtain additional funds from borrowings or other available sources or reduce or delay our capital expenditures. Current global credit conditions and the downturn in the global economy have resulted in a significant decline in the credit markets and the overall availability of credit. We may not be able to obtain additional funds on favorable terms or at all. If we cannot maintain or upgrade our equipment as we require, we may become unable to manufacture products that compete effectively. At this time, we cannot predict the impact of the Creditor Protection Proceedings on our capital expenditure program.

Changes in laws and regulations could adversely affect our results of operations.

We are subject to a variety of foreign, federal, state, provincial and local laws and regulations dealing with trade, employees, transportation, taxes, timber and water rights and the environment. Changes in these laws or regulations or their interpretations or enforcement have required in the past, and could require in the future, substantial expenditures by us and adversely affect our results of operations. For example, changes in environmental laws and regulations have in the past, and could in the future, require us to spend substantial amounts to comply with restrictions on air emissions, wastewater discharge, waste management and landfill sites, including remediation costs. Environmental laws are becoming increasingly stringent. Consequently, our compliance and remediation costs could increase materially.

Changes in the political or economic conditions in Canada, the United States or other countries in which our products are manufactured or sold could adversely affect our results of operations.

We manufacture products in Canada, the United States and South Korea and sell products throughout the world. Paper prices are tied to the health of the economies of North and South America, Asia and Europe, as well as to paper inventory levels in these regions. The economic and political climate of each region has a significant impact on our costs and the prices of, and demand for, our products. Changes in regional economies or political instability, including acts of war or terrorist activities, can affect the cost of manufacturing and distributing our products, pricing and sales volume, directly affecting our results of operations. Such changes could also affect the availability or cost of insurance.

We may be required to record additional environmental liabilities.

We are subject to a wide range of general and industry-specific laws and regulations relating to the protection of the environment, including those governing air emissions, wastewater discharges, timber harvesting, the storage, management and disposal of hazardous substances and waste, the clean-up of contaminated sites, landfill operation and closure, forestry operations, endangered species habitat, and health and safety. As an owner and operator of real estate and manufacturing and processing facilities, we may be liable under environmental laws for cleanup and other costs and damages, including tort liability and damages to natural resources, resulting from past or present spills or releases of hazardous or toxic substances on or from our current or former properties. We may incur liability under these laws without regard to whether we knew of, was responsible for, or owned the property at the time of, any spill or release of hazardous or toxic substances on or from our property, or at properties where we arranged for the disposal of regulated materials. Claims may arise out of currently unknown environmental conditions or aggressive enforcement efforts by governmental or private parties. As a result of the above, we may be required to record additional environmental liabilities.

We are subject to physical and financial risks associated with climate change.

Our operations are subject to climate variations, which impact the productivity of forests, the distribution and abundance of species and the spread of disease or insect epidemics, which may adversely or positively affect timber production. Over the past several years, changing weather patterns and climatic conditions have added to the unpredictability and frequency of natural disasters such as hurricanes, earthquakes, hailstorms, wildfires, snow and ice storms, which could also affect our woodlands or cause variations in the cost for raw materials such as fiber. Changes in precipitation resulting in droughts could adversely affect our hydroelectric facilities’ production, increasing our energy costs, while increased precipitation may generally have positive effects.

To the extent climate change impacts raw material availability or our electricity production, it may also impact our costs and revenues. Furthermore, should financial markets view climate change as a financial risk, our ability to access capital markets or to receive acceptable terms and conditions could be affected.

We may be required to record additional long-lived asset impairment charges.

Losses related to impairment of long-lived assets are recognized when circumstances indicate the carrying values of the assets may not be recoverable, such as continuing losses in certain locations. When certain indicators that the carrying value of a long-lived asset may not be recoverable are triggered, we evaluate the carrying value of the asset group in relation to our expected undiscounted future cash flows. If the carrying value of the asset group is greater than the expected undiscounted future cash flows, an impairment charge is recorded based on the excess of the long-lived asset group’s carrying value over its fair value.

It is possible that we could record additional non-cash long-lived asset impairment charges in future periods when there is a triggering event.

We have net liabilities with respect to our pension plans and the actual cost of our pension plan obligations could exceed current provisions.

As of December 31, 2009, our defined benefit pension plans were under-funded by an aggregate of approximately $424 million on a financial accounting basis. Our future funding obligations for the defined benefit pension plans depend upon changes to the level of benefits provided by the plans, the future performance of assets set aside in trusts for these plans, the level of interest rates used to determine minimum funding levels, actuarial data and demographic experience (e.g., mortality and retirement rates) and any changes in government laws and regulations. Any adverse change to any of these factors may require us to increase our cash contributions to our pension plans and those additional contributions could have a material adverse effect on our cash flows and results of operations.

We obtained an order from the Canadian Court on May 8, 2009 specifying that the payment of special contributions for past service to Canadian pension plans maintained by Abitibi and Bowater could be suspended. Abitibi and Bowater continue to make their respective Canadian pension plan contributions for current service costs.

The determination of projected benefit obligations and the recognition of expenses related to our pension plan obligations are dependent on assumptions used in calculating these amounts. These assumptions include, among other things, expected rates of return on plan assets, which are developed using our historical experience applied to our target allocation of investments in conjunction with market-related data for each individual country in which such plans exist. All assumptions are reviewed periodically with third-party actuarial consultants and adjusted as necessary. Any deterioration in the global securities markets could impact the value of the assets included in our defined benefit pension plans, which could materially impact future minimum cash contributions. We continue to evaluate our pension and other post retirement benefit obligations in the context of the Creditor Protection Proceedings and as a result, our current expectations regarding such obligations in 2010 and beyond are uncertain at this time and are subject to change. Multi-party pension deficit discussions are continuing between us and various governments and unions in Canada.

It is a condition to the consummation of the CCAA Plan that the following regulations be adopted in a form and substance satisfactory to our Canadian subsidiaries under the CCAA Proceedings: (1) a special funding relief regulation pursuant to the Supplemental Pension Plans Act (Québec) for the benefit of the Company and its affected subsidiaries with respect to the funding of their defined benefit registered pension plans; and (2) a special funding relief regulation pursuant to the Pension Benefits Act (Ontario) for the benefit of the Company and its affected subsidiaries with respect to the funding of their defined benefit registered pension plans. We cannot predict if those conditions will be satisfied.

We may not be compensated for the expropriation of certain assets by the Government of Newfoundland and Labrador.

On December 16, 2008, following our December 4, 2008 announcement of the permanent closure of our Grand Falls newsprint mill, the province of Newfoundland and Labrador passed legislation under Bill 75 to expropriate, among other things, all of our timber rights, water rights, leases and hydroelectric assets in the province of Newfoundland and Labrador, whether partially or wholly owned through our subsidiaries and affiliated entities. The province also announced that it does not plan to compensate us for the loss of the water and timber rights, but has indicated that it may compensate us for certain of our hydroelectric assets. However, it has made no commitment to ensure that such compensation would represent the fair market value of such assets.

On February 25, 2010, we filed a Notice of Arbitration under NAFTA, which asserts that the expropriation was arbitrary, discriminatory and illegal. Our claim seeks direct compensation for damages of approximately Cdn$500 million, plus additional costs and relief. Although we believe that the Government of Canada will be required to compensate us for the fair market value of the expropriated assets, there can be no assurance that it will. We continue to reach out to the Canadian Government in an effort to come to a negotiated settlement and avoid protracted NAFTA proceedings.

We could be compelled to remediate certain sites we formerly owned and/or operated in the province of Newfoundland and Labrador.

On March 31, 2010, the Canadian Court dismissed a motion for declaratory judgment brought by the province of Newfoundland and Labrador, awarding costs in favor of us, and thus confirmed our position that the five orders the province issued under Section 99 of its Environmental Protection Act on November 12, 2009 are subject to the stay of proceedings pursuant to the CCAA Proceedings. The province of Newfoundland and Labrador’s orders could have required us to proceed immediately with the environmental remediation of various sites we formerly owned or operated, some of which the province expropriated in December 2008 with Bill 75. If the province requests an extension to the applicable Canadian Court-imposed deadline by which its claim had to be filed in order to receive any distribution in the CCAA Proceedings, a request we can contest, and if the Canadian Court grants the request, the province’s claim based on the environmental orders would be subject to the existing claims process and would be subject to compromise. The province sought leave to appeal the Canadian Court’s judgment to the Quebec Court of Appeal, which was denied on May 18, 2010.

The continued decline in the global economy and the Creditor Protection Proceedings may significantly inhibit our ability to sell assets.

Non-core asset sales have been and may continue to be a source of additional liquidity, subject to the approval of the applicable Court or the Monitor, as applicable, until such time as we emerge from the Creditor Protection Proceedings. We periodically review timberlands and other assets and sell such assets as a source of additional liquidity. However, as a result of the current global economy and credit conditions, it may be difficult for potential purchasers to obtain the financing necessary to buy such assets. As a result, we may be forced to sell the assets for significantly lower amounts than planned or may not be able to sell them at all. No assurances can be provided that the Courts or the Monitor, as applicable, will approve such sales or as to the timing of any such approvals.

We could lose any or all of our equity interest in ANC.

On June 15, 2009, we filed a motion with the U.S. Court to reject the Call Agreement in respect of ANI, an indirect subsidiary of Woodbridge and our partner in ANC. ANC is the partnership that owns and operates the Augusta newsprint mill. The Call Agreement obligated ACSC to either buy out ANC at a price well above market, or risk losing all of its equity in the joint venture pursuant to forced sale provisions. The U.S. Court granted our motion on October 27, 2009 and approved their rejection of the Call Agreement. Our counterparties to the Call Agreement filed a Notice of Appeal on November 3, 2009. If the U.S. Court’s judgment is not upheld and a forced sale is consummated, there can be no assurance that we would be able to recover any or all of our 52.5% equity interest in ANC, which as of December 31, 2009, was approximately $42 million.

Also, on March 9, 2010, Woodbridge filed the Augusta Partnership Motion in the U.S. Court to force ACSC to reject the partnership agreement governing ANC. If ACSC were forced to reject the partnership agreement, the future of the Augusta mill would be uncertain. We filed an objection to the Augusta Partnership Motion on April 9, 2010. The matter was heard on May 26, 2010 but the hearing was not dispositive. The Augusta Partnership Motion thus remains pending before the U.S. Court.

RISKS RELATING TO THE NEW ABH COMMON STOCK

The Plans of Reorganization exchange senior securities for equity.

If the Plans of Reorganization are confirmed, holders of certain claims will receive common stock (“New ABH Common Stock”) from a newly formed entity (“Reorganized ABH”) following our emergence from the Creditor Protection Proceedings. Thus, in agreeing to the Plans of Reorganization, certain of those holders will be consenting to the exchange of their interests in senior debt, which has, among other things, a stated interest rate, a maturity date, and a liquidation preference over equity securities, for New ABH Common Stock, which will be subordinated to all future creditor and non-equity based claims.

There is no existing trading market for the New ABH Common Stock.

There is no existing trading market for the New ABH Common Stock nor is it known with certainty whether or when a trading market will develop. Although we anticipate that the New ABH Common Stock will be listed or quoted on the NYSE or the NASDAQ and/or the Toronto Stock Exchange, there can be no assurance that such shares will be accepted for listing by the relevant governing body. The lack of liquidity for the New ABH Common Stock may make it more difficult for Reorganized ABH to raise additional capital, if necessary, and it may affect the price volatility of the New ABH Common Stock. There can also be no assurance that a holder will be able to sell its New ABH Common Stock at a particular time or that the prices such holder receives when it sells will be favorable. Future trading prices of the New ABH Common Stock will depend on many factors, including the operating performance and financial condition of Reorganized ABH.

It is unlikely that Reorganized ABH will pay dividends with respect to the New ABH Common Stock in the foreseeable future.

For the foreseeable future, it is unlikely that Reorganized ABH will be paying any dividends with respect to the New ABH Common Stock. Any future determination to pay dividends will be at the discretion of the board of directors of Reorganized ABH and will be dependent on then-existing conditions, including the financial condition, results of operations, capital requirements, contractual restrictions, business prospects and other factors that the board of directors of Reorganized ABH considers relevant.

Upon consummation of the Plans of Reorganization, there may be significant holders of the New ABH Common Stock.

Upon consummation of the Plans of Reorganization, certain holders of claims may receive distributions of the New ABH Common Stock representing a substantial percentage of the outstanding shares of the New ABH Common Stock. If certain holders of claims obtain a sufficiently sizeable position of the New ABH Common Stock, such holders could be in a position to influence the outcome of actions requiring shareholder approval, including, among other things, the election of Reorganized ABH board members. This concentration of ownership could also facilitate or hinder a negotiated change of control of Reorganized ABH and consequently, impact the value of the New ABH Common Stock. Furthermore, the possibility that one or more holders of a significant number of shares of the New ABH Common Stock may sell all or a large portion of its shares of the New ABH Common Stock in a short period of time may adversely affect the trading price of the New ABH Common Stock.

The trading price for the New ABH Common Stock may be depressed following the effective date of the Plans of Reorganization.

Following the effective date, recipients of New ABH Common Stock under the Plans of Reorganization may seek to dispose of such securities to obtain liquidity, which could cause the initial trading prices for these securities to be depressed, particularly in light of the lack of established trading markets for these securities. Further, the possibility that recipients of New ABH Common Stock may determine to sell all or a large portion of their shares in a short period of time may adversely affect the market price of the New ABH Common Stock.

The discussion of our enterprise valuation and the estimated recoveries to holders of claims as disclosed in the Plans of Reorganization are not intended to represent the trading value of the New ABH Common Stock.

The discussion of our enterprise valuation upon emergence in the disclosure documents related to the Plans of Reorganization is based on the financial projections developed by us with the assistance of our financial advisors and on certain generally accepted valuation principles. It is not intended to represent the trading values of our securities in public or private markets. The discussion of our enterprise valuation upon emergence is based on numerous assumptions (the realization of many of which are beyond our control), including our successful reorganization, an assumed effective date for the Plans of Reorganization on or about October 1, 2010, our ability to achieve the operating and financial results included in the financial projections and our ability to maintain adequate liquidity to fund operations. Even if we realize the financial projections, the trading market values for the New ABH Common Stock could be adversely impacted by the lack of trading liquidity for these securities, lack of institutional research coverage and concentrated selling by recipients of these securities.

The New ABH Common Stock may be issued in odd lots.

Holders of certain claims may receive odd lot distributions (i.e., less than 100 shares or units) of the New ABH Common Stock under the Plans of Reorganization. Holders may find it more difficult to dispose of odd lots in the marketplace and may face increased brokerage charges in connection with any such disposition.

Upon consummation of the Plans of Reorganization, there may be restrictions on the transfer of New ABH Common Stock.

Holders of New ABH Common Stock issued pursuant to the Plans of Reorganization who are deemed to be “underwriters” as defined in Section 1145(b) of the Bankruptcy Code, and those holders who are deemed to be “affiliates” or “control persons” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and the rules promulgated thereunder, will be unable freely to transfer or to sell their New ABH Common Stock except pursuant to (a) “ordinary trading transactions” by a holder that is not an “issuer” within the meaning of Section 1145(b), (b) an effective registration of such securities under the Securities Act and under equivalent state securities or “blue sky” laws or (c) pursuant to the provisions of Rule 144 or Regulation S under the Securities Act or another available exemption from the registration requirements of the Securities Act. Similarly, under Canadian securities laws, New ABH Common Stock held by “control persons” will generally not be freely tradable in Canada and will be subject to resale restrictions.